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Exhibit 99.1

                            [uWink, Inc. Letterhead]



February 20, 2007


Dear Shareholder,

I wanted to personally thank you for your support and give you an assessment of the progress of uWink and our first restaurant. Today, I am very proud to announce that we believe that uWink has delivered strong proof of concept for the next innovation in the restaurant industry.

Since we opened the doors to our prototype restaurant in Woodland Hills, California on October 16, 2006, our monthly revenues have grown steadily from $30,000 in October to $87,000 in November to $161,000 in December to $185,000 in January '07. We expect to continue our revenue growth as we layer in additional capacity and software designed to create activities that will add revenue streams and fill the restaurant during traditionally slow times.

With little promotion, we are currently serving approximately 3,000 - 3,500 guests per week in Woodland Hills, and these guests are playing between 50,000 and 60,000 games per week on our terminals. Our customers' level of engagement with our entertainment offerings has far exceeded our expectations.

The uWink experience - the ambience, the food, the fun, the service - is attracting new customers everyday. We are currently running one hour-plus wait times on weekends. We will be adding additional inside and outside seating in the next few weeks to meet the current and growing crowds.

Just to note, all of this has been accomplished in LESS THAN FOUR MONTHS, with word of mouth being our main promotion vehicle. I'm very proud that we have been able to prove our concept, despite opening our first restaurant in a historically difficult restaurant location, and that we have become a destination for so many.

And, as with any innovative endeavor, we are working to improve things in response to customer feedback. In the next few weeks we will be making significant changes to our ordering process to give our customers more flexibility and control over when and how their orders are sent to the kitchen. We are also making improvements to the checkout process and plan to make noteworthy changes to our table, chair and terminal designs in our next location.

Over the next several weeks we plan on rolling out the next phase in uWink game play, which will allow group competitions and tournament play. Stay tuned! We believe this is a very important addition to the overall uWink experience.

To help build the uWink community and to better communicate the uWink experience, we will be unveiling a significant upgrade to our website. This new website is designed to be flexible enough to grow along with us, and robust enough to provide our fans, shareholders, franchisees and customers all the information, community and resources they need.

Our food reviews from the press and customers have been excellent, a testament to our Executive Chef Greg Schroeppel's menu and execution. Following are quotes from some of the press food reviews:

         "The food is designed to be a primary draw. The globally inspired menu of uWink includes such appetizers as Thai-style chicken lettuce cups, barbecued pork sliders and hummus with olive tapanade served with fried yucca chips."
                  - LISA JENNINGS, NATION'S RESTAURANT NEWS

         "Burger fanciers can enjoy a field day here, being able to make their half-pounder just about any way they like it. "Build your own" invites the alluring option. Just touch the screen and you get what you want here. Even your horoscope."
                  - LARRY LIPSON, RESTAURANT REVIEWER LA DAILY NEWS

We plan on growing through a combination of company-owned and franchised stores. We are currently in active negotiations on a number of additional restaurant sites in the Los Angeles and greater California areas. In addition, we are in various stages of negotiations with a number of potential franchisees. While we cannot guarantee that we will be able to secure additional sites or sell franchises, we hope to have some definitive news for you in the coming weeks and months.

Overall, I am extremely impressed with where we are to date. I'm proud to be part of the great team that has effectively transformed this innovative concept into a successful reality. Thank you for your support and I look forward to a prosperous future.



Sincerely,

Nolan Bushnell
CEO
uWink, Inc.